Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2016 Annual and Fourth Quarter Financial Results

•	Increased 2016 net income by $2.3 million, or 10.1% compared to the prior year
•	Successfully completed integration of the former Home State Bank during the fourth quarter 2016
•	Increased loans by $259.1 million, or 14.3%, during 2016, excluding $445.5 million in loans acquired in the merger with Home State Bancorp
•	Grew deposits by $127.5 million, or 7.1%, during 2016, excluding $769.7 million in deposits acquired in the merger with Home State Bancorp

DENVER, January 25, 2017 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced fourth quarter 2016 net income of $7.4 million, or $0.27 per basic common share and $0.26 per diluted common share, compared to $5.9 million, or $0.28 per basic and diluted common share in the fourth quarter 2015. Fourth quarter 2016 net income was impacted by $3.0 million in merger-related expenses. Fourth quarter 2016 operating earnings1 increased 62.0% to $9.4 million, or $0.34 per diluted common share, compared to $5.8 million in the fourth quarter 2015. For the year ended December 31, 2016, net income was $24.7 million or $1.06 per basic common share and $1.05 per diluted common share compared to $22.5 million, or $1.07 per basic common share and $1.06 per diluted common share in 2015. Net income in 2016 included $6.3 million in merger-related expenses. For the year ended December 31, 2016, operating earnings increased $6.5 million, or 28.9% to $29.0 million; an increase of $0.17 per diluted common share compared to $22.5 million in 2015.

“As we look back on our accomplishments in 2016, we have much to be proud of,” said Paul W. Taylor, President and Chief Executive Officer of Guaranty Bancorp. “Late in the third quarter 2016, we successfully completed our merger with Home State Bancorp, the holding company for Home State Bank based in Loveland, Colorado. On November 7, 2016, we took the final step and fully integrated our systems and changed the name on the buildings to Guaranty Bank. Our employees have done a fantastic job coming together to serve our expanded customer base and we are focused on providing exceptional service to local Colorado businesses and consumers.”

Taylor continued, “Even with all the activities surrounding the merger, loans increased by 14.3% in 2016, excluding $445.5 million in loans acquired in the merger with Home State Bancorp. Not only did we successfully grow loans, we did so while simultaneously improving the nonperforming asset ratio to 0.17% at December 31, 2016, compared to 0.64% at December 31, 2015. We are pleased with our momentum going into 2017 and the opportunity to further support the growth of our customers and the local Colorado economy.”

__________________________________________________________________

1  This press release contains certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. See the “Non-GAAP Financial Measures” section later in this press release for a definition of operating earnings and other non-GAAP measures.

Key Financial Measures

Income Statement

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015

	(Dollars in thousands, except per share amounts)
Net income	$7,421	$5,765	$5,891	$24,727	$22,454
Operating earnings (1)	9,445	7,281	5,830	29,013	22,509
Earnings per common share - diluted	0.26	0.25	0.28	1.05	1.06
Earnings per common share - diluted - operating (1)	0.34	0.32	0.27	1.23	1.06
Return on average assets	0.88%	0.88%	1.00%	0.93%	1.01%
Return on average assets - operating (1)	1.13%	1.11%	0.99%	1.09%	1.01%
Return on average equity	8.41%	9.04%	10.55%	9.35%	10.42%
Return on average equity - operating (1)	10.70%	11.42%	10.44%	10.97%	10.44%
Net interest margin	3.58%	3.66%	3.58%	3.60%	3.67%
Efficiency ratio - tax equivalent (2)	55.13%	56.78%	59.55%	57.46%	60.20%
________________________

(1) See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

(2) The efficiency ratio equals noninterest expense adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt, impairment of long-lived assets and merger related expenses, divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax exempt loans and investment securities and the income earned on bank-owned life insurance have been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Balance Sheet

	December 31,	September 30,	Percent	December 31,	Percent
	2016	2016	Change	2015	Change
	(Dollars in thousands, except per share amounts)
Total investments	$590,856	$562,091	5.1%	$424,692	39.1%
Total loans, net of deferred fees and costs	2,519,138	2,412,999	4.4%	1,814,536	38.8%
Allowance for loan losses	(23,250)	(23,300)	(0.2)%	(23,000)	1.1%
Total assets	3,366,427	3,346,265	0.6%	2,368,525	42.1%
Total deposits	2,699,084	2,752,112	(1.9)%	1,801,845	49.8%
Book value per common share	12.44	12.39	0.4%	10.21	21.8%
Tangible book value per common share	9.91	9.85	0.6%	9.97	(0.6)%
Equity ratio - GAAP	10.47%	10.50%	(0.3)%	9.36%	11.9%
Tangible common equity ratio	8.52%	8.53%	(0.1)%	9.16%	(7.0)%
Total risk-based capital ratio	13.58%	14.07%	(3.5)%	13.24%	2.6%
Assets under management and administration	$852,420	$858,761	(0.7)%	$698,247	22.1%

Net Interest Income and Margin

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015

	(Dollars in thousands)
Net interest income	$27,822	$22,750	$19,856	$90,388	$76,979
Average earning assets	3,093,703	2,472,767	2,201,096	2,510,332	2,098,995
Interest rate spread	3.38%	3.45%	3.43%	3.42%	3.53%
Net interest margin	3.58%	3.66%	3.58%	3.60%	3.67%
Net interest margin, fully tax equivalent	3.68%	3.75%	3.66%	3.69%	3.75%
Loan yield	4.44%	4.41%	4.14%	4.31%	4.24%
Average cost of interest-bearing liabilities
(including noninterest-bearing deposits)	0.40%	0.44%	0.30%	0.40%	0.27%
Average cost of deposits
(including noninterest-bearing deposits)	0.22%	0.23%	0.20%	0.23%	0.18%

Net interest margin was 3.58% for the fourth quarter 2016, compared to 3.66% in the third quarter 2016 and 3.58% in the fourth quarter 2015. For the year ended December 31, 2016 net interest margin was 3.60% compared to 3.67% for 2015. Despite compression in the net interest margin, loan yields increased to 4.44% for the fourth quarter 2016, compared to

4.41% for the third quarter 2016 and 4.14% in the fourth quarter 2015, primarily due to the impact of purchase accounting. Average costs of interest-bearing liabilities, including noninterest-bearing deposits decreased to 0.40% for the fourth quarter 2016, compared to 0.44% for the third quarter 2016 and increased compared to 0.30% for the fourth quarter 2015. The decrease in the average cost of interest-bearing liabilities in the fourth quarter 2016 compared to the third quarter 2016 was due to a $202.2 million increase in average noninterest-bearing deposits. The increase in the average cost of interest-bearing liabilities in the fourth quarter 2016 compared to the same quarter in 2015 was mostly due to the July 2016 issuance of $40.0 million of unsecured fixed-to-floating rate subordinated notes to fund the cash consideration paid in the Home State transaction.

The net interest margin and loan yield are impacted by volatility in accretion of acquired loan discounts. The effects of the accretion on net interest margin and loan yield are outlined in the following table for the periods indicated.

	Quarter Ended December 31, 2016		Year Ended December 31, 2016
	Net Interest Margin	Loan Yield	Net Interest Margin	Loan Yield
Reported	3.58%	4.44%	3.60%	4.31%
Less: Accelerated accretion of acquired loan discount from early payoffs	(0.09)%	(0.10)%	(0.03)%	(0.04)%
Subtotal	3.49%	4.34%	3.57%	4.27%
Less: Accretion of acquired loan discount not attributable to early payoffs	(0.05)%	(0.07)%	(0.02)%	(0.03)%
Excluding total accretion of loan acquisition discounts	3.44%	4.27%	3.55%	4.24%

Total accretion of loan acquisition discounts	(0.14)%	(0.17)%	(0.05)%	(0.07)%

Net interest income increased $8.0 million in the fourth quarter 2016, compared to the same quarter in 2015, due to a $9.3 million increase in interest income, partially offset by a $1.4 million increase in interest expense. The increase in interest income was the result of an $892.6 million increase in average earning assets in the fourth quarter 2016, compared to the same quarter in 2015, and $1.0 million related to accretion of the discount applied to loans acquired in the Home State transaction. The increase in interest expense in the fourth quarter 2016, compared to the same quarter in 2015, was due to a $0.6 million increase in subordinated debt expense and a $0.6 million increase in interest expense on deposits. Interest expense on deposits increased in the fourth quarter 2016, compared to the same quarter in 2015, due to a  $658.4 million increase in average interest-bearing deposit balances, attributable to both organic growth and the Home State transaction.

Compared to the third quarter 2016, net interest income increased by $5.1 million in the fourth quarter 2016 due to a $5.5 million increase in interest income, partially offset by a $0.4 million increase in interest expense. The increase in interest income during the fourth quarter 2016, compared to the third quarter 2016, was primarily due to a $620.9 million increase in average earning assets.  The $0.4 million increase in interest expense in the fourth quarter 2016, compared to the third quarter 2016, was mostly due to a $453.9 million increase in average interest bearing deposits.

For the year ended December 31, 2016, net interest income increased $13.4 million, compared to the year ended December 31, 2015, due to a $17.5 million increase in interest income, partially offset by a $4.1 million increase in interest expense. The increase in interest income was primarily due to a $411.3 million increase in average earning assets, compared to 2015 and $1.3 million related to accretion of the discount applied to loans acquired in the Home State transaction. The $4.1 million increase in interest expense during the year ended December 31, 2016, compared to the year ended December 31, 2015, was due to a $1.7 million increase in deposit interest expense, a $1.3 million increase in FHLB borrowing expense and a $1.2 million increase in interest expense on subordinated debt. The increase in interest expense on deposits for the year ended December 31, 2016, compared to the same period in 2015, was the result of a five basis point increase in the weighted average cost of deposits and a $299.9 million increase in average deposit balances. The increased expense related to FHLB borrowings was the result of our hedged borrowings, increased borrowing levels required to fund loan growth and an increase in short-term, variable rates resulting from the December 2015 25 basis point federal funds interest rate increase. The increase in interest expense on subordinated debt during 2016, compared to 2015, was due to the $40.0 million of unsecured fixed-to-floating rate subordinated notes, discussed above.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015

	(In thousands)
Noninterest income:
Deposit service and other fees	$3,405	$2,581	$2,259	$10,447	$8,941
Investment management and trust	1,563	1,333	1,225	5,452	5,189
Increase in cash surrender value of
life insurance	607	490	442	2,005	1,758
Gain (loss) on sale of securities	49	(66)	132	(73)	132
Gain on sale of SBA loans	401	208	143	873	824
Other	207	159	61	553	336
Total noninterest income	$6,232	$4,705	$4,262	$19,257	$17,180

Fourth quarter 2016 noninterest income was $6.2 million compared to $4.7 million in the third quarter 2016 and $4.3 million in the fourth quarter 2015.

The $1.5 million increase in noninterest income in the fourth quarter 2016, compared to the third quarter 2016, was primarily due to an $0.8 million increase in deposit service and other fees, primarily generated by deposits acquired in the transaction with Home State, a $0.2 million increase in investment management and trust fees and a $0.2 million increase in the gain on sales of SBA loans.

The $2.0 million increase in noninterest income in the fourth quarter 2016, compared to the fourth quarter 2015, was attributable to a $1.1 million increase in deposit service and other fees primarily generated by deposits acquired in the transaction with Home State, a $0.3 million increase in investment management and trust fees and a $0.3 million increase in the gain on sales of SBA loans.

For the year ended December 31, 2016, noninterest income increased $2.1 million to $19.3 million compared to $17.2 million for the year ended December 31, 2015. The $2.1 million increase in noninterest income for 2016 was attributable to a $1.5 million increase in deposit service and other fees and a $0.3 million increase in investment management and trust fees, primarily due to fees generated by deposits and assets under management acquired in the Home State transaction.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$12,654	$10,984	$8,643	$40,946	$33,564
Occupancy expense	1,834	1,417	1,498	5,887	6,312
Furniture and equipment	789	750	801	3,070	3,007
Amortization of intangible assets	689	389	495	1,557	1,981
Other real estate owned, net	4	20	16	31	80
Insurance and assessment	496	608	603	2,314	2,398
Professional fees	914	962	700	3,639	3,220
Impairment of long-lived assets	185	-	-	185	122
Other general and administrative	5,672	3,494	2,491	15,158	9,655
Total noninterest expense	$23,237	$18,624	$15,247	$72,787	$60,339

Fourth quarter 2016 noninterest expense was $23.2 million compared to $18.6 million in the third quarter 2016 and $15.2 million in the fourth quarter 2015. The Company’s tax equivalent efficiency ratio was 55.13% for the fourth quarter 2016 compared to 56.78% in the third quarter 2016 and 59.55% in the fourth quarter 2015.

Fourth quarter 2016 noninterest expense increased $4.6 million, compared to the third quarter 2016, primarily as a result of a $2.2 million increase in other general and administrative expense, a $1.7 million increase in salaries and employee benefits, a $0.4 million increase in occupancy expense and a $0.3 million increase in amortization of intangible assets. Merger-related expenses incurred in the fourth quarter 2016 were $3.0 million and consisted of $0.5 million in salaries and employee benefit expense related to severance and retention payments and  $2.5 million in other general and administrative expense, primarily related to system conversion and integration costs. Salaries and employee benefits include merger-related expenses of $0.5 million in the fourth quarter 2016 and $1.4 million in the third quarter 2016, excluding merger-related expenses, this category of expense increased $2.6 million, mostly due to expenses related to the employees acquired in the Home State transaction. FTEs totaled 510 at December 31, 2016, compared to 547 at September 30, 2016, with the FTE reduction occurring late in the fourth quarter 2016. Similarly, the increases in occupancy expense and amortization of intangible assets were the result of buildings acquired and intangible assets recorded in the Home State transaction.

Noninterest expense increased by $8.0 million in the fourth quarter 2016, compared to the fourth quarter 2015, primarily due to $3.0 million in merger-related expenses incurred in the fourth quarter 2016. These merger-related expenses consisted of $0.5 million in salaries and employee benefit expense related to severance and retention payments and $2.5 million in other general and administrative expense. Excluding the merger-related expenses included in salaries and employee benefits, this category of expense increased $3.5 million, primarily due to an increase of 143 FTEs, due to the employees acquired in the Home State transaction. Other increases in noninterest expense included a $0.3 million increase in occupancy expense, a $0.2 million increase in amortization of intangible assets and a $0.2 million increase in professional fees.

For the year ended December 31, 2016, noninterest expense was $72.8 million, compared to $60.3 million for the year ended December 31, 2015. The $12.4 million increase in noninterest expense during 2016, compared to 2015, was primarily due to $6.3 million in merger-related expenses incurred during 2016. These merger-related expenses consisted of $1.9 million in salaries and employee benefits related to severance and retention payments and  $4.4 million in other general and administrative expense, mostly due to system conversion costs and professional fees. Excluding the merger-related expenses, noninterest expense increased $6.2 million for the year ended December 31, 2016, compared to the year ended December 31, 2015, due to a $5.5 million increase in salaries and employee benefits, a $1.0 million increase in general and administrative expense and a $0.4 million increase in professional fees. These increases in noninterest income were partially offset by a $0.4 million decline in occupancy expense and a $0.4 million decline in amortization of intangible assets. The $5.5 million increase in salaries and employee benefits was mostly due to a  $3.5 million increase in base salaries and a $1.4 million increase in employee benefits, mostly due to an increase of 143 FTEs since December 31, 2015. The $1.0 million increase in general and administrative expense during the year, compared to the prior year, was due to a $0.5 million increase in advertising and business development expense and smaller increases in several other categories.

Balance Sheet

	December 31,	September 30,	Percent	December 31,	Percent
	2016	2016	Change	2015	Change
	(Dollars in thousands)
Total assets	$3,366,427	$3,346,265	0.6%	$2,368,525	42.1%
Average assets, quarter-to-date	3,336,143	2,613,133	27.7%	2,327,224	43.4%
Total loans, net of deferred fees and costs	2,519,138	2,412,999	4.4%	1,814,536	38.8%
Total deposits	2,699,084	2,752,112	(1.9)%	1,801,845	49.8%

Equity ratio - GAAP	10.47%	10.50%	(0.3)%	9.36%	11.9%
Tangible common equity ratio	8.52%	8.53%	(0.1)%	9.16%	(7.0)%

At December 31, 2016, the Company had total assets of $3.4 billion, reflecting an increase of $997.9 million compared to December 31, 2015, and an increase of $20.2 million compared to September 30, 2016. The increase in total assets year-over-year was comprised of a $704.6 million increase in loans, a $166.2 million increase in investments and a

$66.5 million increase in goodwill and intangible assets related to the transaction with Home State. During the fourth quarter 2016, management moved approximately $64.3 million in investments from available-for-sale to the held-to-maturity portfolio to mitigate mark-to-market risk and its impact on tangible common equity. The third quarter 2016 acquisition of Home State included the acquisition of $445.5 million in loans and $769.9 million in deposits.

The following table sets forth the amount of loans outstanding at the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
	(In thousands)
Loans held for sale	$4,129	$-	$-	$-	$-
Commercial and residential real estate	1,768,424	1,752,113	1,428,397	1,307,854	1,281,701
Construction	88,451	75,603	26,497	87,753	107,170
Commercial	432,083	400,281	336,069	329,939	323,552
Consumer	125,264	81,766	66,539	66,829	66,288
Other	100,848	102,887	40,640	37,534	35,570
Total gross loans	2,519,199	2,412,650	1,898,142	1,829,909	1,814,281
Deferred (fees) and costs	(61)	349	401	337	255
Loans, net	2,519,138	2,412,999	1,898,543	1,830,246	1,814,536
Less allowance for loan losses	(23,250)	(23,300)	(23,050)	(23,025)	(23,000)
Net loans	$2,495,888	$2,389,699	$1,875,493	$1,807,221	$1,791,536

The following table presents the changes in the Company’s loan balances at the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
	(In thousands)
Beginning balance	$2,412,650	$1,898,142	$1,829,909	$1,814,281	$1,726,033
New credit extended	232,499	129,064	121,753	105,843	155,745
Acquisition of Home State Bank	-	445,529	-	-	-
Net existing credit advanced	142,448	153,390	87,524	50,482	61,165
Net pay-downs and maturities	(272,326)	(214,089)	(142,516)	(139,914)	(129,189)
Other	3,928	614	1,472	(783)	527
Gross loans	2,519,199	2,412,650	1,898,142	1,829,909	1,814,281
Deferred (fees) and costs	(61)	349	401	337	255
Loans, net	$2,519,138	$2,412,999	$1,898,543	$1,830,246	$1,814,536

Net change - loans outstanding	$106,139	$514,456	$68,297	$15,710	$88,385

During the fourth quarter 2016, loans net of deferred fees and costs increased $106.1 million despite $272.3 million in net pay-downs and maturities during the quarter. In addition to contractual loan principal payments and maturities, the fourth quarter 2016 included $48.5 million in payoffs due to our strategic decision not to match certain financing terms offered by competitors, $37.9 million in early payoffs related to our borrowers selling their assets, and $25.0 million in loan pay-downs related to fluctuations in loan balances to existing customers.

During the year ended December 31, 2016, loans net of deferred fees and costs increased by $704.6 million. Loans acquired in the transaction with Home State during the third quarter 2016 were $445.5 million. Excluding the loans acquired in the transaction with Home State, loans grew $259.1 million, or 14.3% since December 31, 2015.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
	(In thousands)
Noninterest-bearing demand	$916,632	$857,064	$638,110	$631,544	$612,371
Interest-bearing demand and NOW	767,523	802,043	383,492	392,808	381,834
Money market	484,664	554,447	392,730	411,582	397,371
Savings	164,478	160,698	149,798	155,673	151,130
Time	365,787	377,860	283,231	281,110	259,139
Total deposits	$2,699,084	$2,752,112	$1,847,361	$1,872,717	$1,801,845

At December 31, 2016, non-maturing deposits were $2.3 billion, an increase of $790.6 million compared to December 31, 2015, and a decrease of $41.0 million compared to September 30, 2016. Deposits acquired in the transaction with Home State were $769.7 million, of which $685.6 million were non-maturing deposits. Excluding the deposits acquired in the Home State transaction, total deposits grew $127.5 million, or 7.1% during the year ended December 31, 2016. At December 31, 2016 and 2015, noninterest-bearing deposits as a percentage of total deposits were 34.0%.

At  December 31, 2016, securities sold under agreements to repurchase were $36.9 million, an increase of $10.5 million compared to December 31, 2015, and an increase of $1.0 million compared to September 30, 2016. Securities sold under agreements to repurchase acquired in the transaction with Home State were $20.0 million.

Total FHLB borrowings were $197.2 million at December 31, 2016, consisting of $124.7 million in overnight advances and $72.5 million in term advances. At December 31, 2015, total FHLB borrowings consisted of $185.8 million in overnight advances and $95.0 million in term advances.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and the Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at December 31, 2016	Ratio at December 31, 2015	Minimum Requirement for “Adequately Capitalized” Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for "Well-Capitalized" Institution
Common Equity Tier 1 Risk-Based Capital Ratio
Consolidated	10.46%	10.94%	7.00%	N/A
Guaranty Bank and Trust Company	12.43%	11.96%	7.00%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	11.34%	12.11%	8.50%	N/A
Guaranty Bank and Trust Company	12.43%	11.96%	8.50%	8.00%

Total Risk-Based Capital Ratio
Consolidated	13.58%	13.24%	10.50%	N/A
Guaranty Bank and Trust Company	13.26%	13.09%	10.50%	10.00%

Leverage Ratio
Consolidated	9.81%	10.68%	4.00%	N/A
Guaranty Bank and Trust Company	10.76%	10.55%	4.00%	5.00%

At December 31, 2016, all of our regulatory capital ratios remained well above minimum requirements for a “well-capitalized” institution. The Company’s consolidated Tier 1 risk-based capital ratio decreased relative to December 31, 2015 whereas the Company’s total risk-based capital ratios increased compared to December 31, 2015. The transaction with Home State was financed through the issuance of $40.0 million in fixed-to-floating rate subordinated notes, which qualified for treatment as Tier 2 capital and by the issuance of common stock valued at $117.5 million, which qualified as Common Equity Tier 1 capital.

Asset Quality

The following table presents select asset quality data, including quarterly charged-off loans, recoveries and provision (credit) for loan losses as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
	(Dollars in thousands)
Originated nonaccrual loans and leases	$3,345	$3,399	$13,326	$13,401	$14,474
Purchased nonaccrual loans and leases	1,902	2,108	-	-	-
Accruing loans past due 90 days or more (1)	-	335	-	-	-

Total nonperforming loans (NPLs)	$5,247	$5,842	$13,326	$13,401	$14,474
Other real estate owned and foreclosed assets	569	637	674	674	674

Total nonperforming assets (NPAs)	$5,816	$6,479	$14,000	$14,075	$15,148

Total classified assets	$33,443	$34,675	$25,644	$27,191	$26,428

Accruing loans past due 30-89 days (1)	$1,337	$2,157	$2,386	$1,398	$2,091

Charged-off loans	$(290)	$(72)	$(57)	$(302)	$(66)
Recoveries	150	295	72	311	184
Net (charge-offs) recoveries	$(140)	$223	$15	$9	$118

Provision (credit) for loan losses	$90	$27	$10	$16	$(8)

Allowance for loan losses	$23,250	$23,300	$23,050	$23,025	$23,000

Unaccreted discount	$14,682	$15,721	$-	$-	$-

Selected ratios:
NPLs to loans, net of deferred fees and costs (2)	0.21%	0.24%	0.70%	0.73%	0.80%
NPAs to total assets	0.17%	0.19%	0.58%	0.60%	0.64%
Allowance for loan losses plus unaccreted
discount to NPLs	722.93%	667.94%	172.97%	171.82%	158.91%
Allowance for loan losses to loans, net of
deferred fees and costs (2)	0.92%	0.97%	1.21%	1.26%	1.27%
Allowance for loan losses plus unaccreted
discount to loans, net of
deferred fees and costs (2)	1.50%	1.61%	1.21%	1.26%	1.27%
Loans 30-89 days past due to loans, net of
deferred fees and costs (2)	0.05%	0.09%	0.13%	0.08%	0.12%
Texas ratio (3)	1.55%	1.77%	5.17%	5.14%	5.65%
Classified asset ratio (4)	9.79%	10.69%	10.55%	11.56%	11.66%
________________________

(1) Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2) Loans, net of deferred fees and costs, exclude loans held for sale.
(3) Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.
(4) Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans held for investment by class as of the dates indicated:

December 31, 2016	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$1,258	$-	$2,835	$4,093	$1,768,381
Construction	-	-	-	-	88,449
Commercial	37	-	1,094	1,131	432,072
Consumer	42	-	201	243	125,261
Other	-	-	1,117	1,117	100,846
Total	$1,337	$-	$5,247	$6,584	$2,515,009

December 31, 2015	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$653	$-	$11,905	$12,558	$1,281,881
Construction	-	-	986	986	107,185
Commercial	1,147	-	874	2,021	323,598
Consumer	291	-	459	750	66,297
Other	-	-	250	250	35,575
Total	$2,091	$-	$14,474	$16,565	$1,814,536

During the fourth quarter 2016, nonperforming assets decreased by $0.6 million from September 30, 2016 and $9.3 million from December 31, 2015. The $9.3 million decline in nonperforming assets during 2016 included a return of a $9.4 million out-of-state loan syndication to performing status. As a result of the transaction with Home State, $2.1 million of nonperforming loans were acquired. At December 31, 2016, performing troubled debt restructurings were $25.1 million, compared to $24.4 million at September 30, 2016 and $11.7 million at December 31, 2015. The increase in performing troubled debt restructurings in 2016, compared to the prior year, was primarily due to a return of the $9.4 million out-of-state loan syndication to performing status, described above.

At December 31, 2016, classified assets represented 9.8% of bank-level Tier 1 risk-based capital plus allowance for loan losses, compared to 10.7% at September 30, 2016 and 11.7% at December 31, 2015.

All acquired loans are initially recorded at their estimated fair value which encompasses an estimate of credit losses. The table below presents two alternative views of credit risk coverage ratios for loans, reflecting adjustments for acquired loans and the associated purchase accounting discount:

	Loans	Allowance / Discount	Allowance over Loans Ratio
	(Dollars in thousands)
December 31, 2016 Reported Balance	$2,515,009	23,250	0.92%
Unaccreted net discount	14,682	14,682
Adjusted December 31, 2016 Balance	$2,529,691	$37,932	1.50%

________________________________________________________

1 Unaccreted net discount relates to $445.5 million of acquired loans and is assigned specifically to those loans only.  The discount represents the remaining acquisition date fair value adjustment based on market, liquidity, interest rate risk and credit risk and is being accreted into interest income over the remaining life of the respective loans. Credit deterioration on acquired loans subsequent to purchase will result in recognition of additional allowance for loan losses to the extent recorded investment exceeds net realizable value.

Net charge-offs were $0.1 million during the fourth quarter 2016, compared to $0.2 million in net recoveries in the third quarter of 2016 and $0.1 million in net recoveries in the fourth quarter 2015. During the fourth quarter 2016, the Bank recorded a $0.1 million provision for loan losses compared to an immaterial provision in the third quarter 2016 and an immaterial credit provision in the fourth quarter 2015. The Bank considered recoveries, historical charge-offs, level of nonperforming loans, loan growth and other factors when determining the adequacy of the allowance for loan losses and the resulting amount of loan loss provision to be recognized during the quarter.

Shares Outstanding

As of December 31, 2016, the Company had 28,334,004 shares of voting common stock outstanding, of which 513,187 shares were in the form of unvested stock awards.

Non-GAAP Financial Measures

The Company discloses certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, and operating earnings adjusted for merger-related expenses, OREO expenses, debt termination expense, impairments of long-lived assets, securities gains and losses and gains or losses on the sale or disposal of other assets. The Company also discloses the following GAAP profitability metrics alongside the operating earnings equivalent: return on average assets, return on average equity and earnings per share (diluted).

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP operating earnings to GAAP net income as of the dates indicated:

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015

	(Dollars in thousands, except per share amounts)
Net income	$7,421	$5,765	$5,891	$24,727	$22,454
Expenses adjusted for:
Expenses (gains) related to other real
estate owned, net	4	20	16	31	80
Merger-related expenses	3,032	2,205	-	6,259	-
Impairment of long-lived assets	185	-	-	185	122
Income adjusted for:
(Gain) loss on sale of securities	(49)	66	(132)	73	(132)
(Gain) loss on sale of other assets	-	-	18	(14)	18
Pre-tax earnings adjustment	3,172	2,291	(98)	6,534	88
Tax effect of adjustments (1)	(1,148)	(775)	37	(2,248)	(33)
Tax effected operating earnings adjustment	2,024	1,516	(61)	4,286	55
Operating earnings	$9,445	$7,281	$5,830	$29,013	$22,509

Average assets	$3,336,143	$2,613,133	$2,327,224	$2,668,035	$2,226,794

Average equity	$351,251	$253,570	$221,515	$264,474	$215,513

Fully diluted average common
shares outstanding:	28,043,944	22,984,647	21,303,763	23,559,947	21,272,336

Earnings per common
share–diluted - operating:	$0.34	$0.32	$0.27	$1.23	$1.06
Earnings per common
share–diluted:	$0.26	$0.25	$0.28	$1.05	$1.06

ROAA - operating	1.13%	1.11%	0.99%	1.09%	1.01%
ROAA (GAAP)	0.88%	0.88%	1.00%	0.93%	1.01%

ROAE - operating	10.70%	11.42%	10.44%	10.97%	10.44%
ROAE (GAAP)	8.41%	9.04%	10.55%	9.35%	10.42%
________________
(1) Tax effect calculated using a combined federal and state marginal tax rate of 38.01%, adjusted for tax effect of nondeductible merger-related expenses.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	December 31,	September 30,	December 31,
	2016	2016	2015
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$352,378	$351,360	$221,639
Less: Goodwill and other intangible assets	(71,721)	(72,153)	(5,173)
Tangible common equity	$280,657	$279,207	$216,466

Number of common shares outstanding	28,334,004	28,349,107	21,704,852

Book value per common share	$12.44	$12.39	$10.21
Tangible book value per common share	$9.91	$9.85	$9.97

Tangible Common Equity Ratio
	December 31,	September 30,	December 31,
	2016	2016	2015
	(Dollars in thousands)
Total stockholders' equity	$352,378	$351,360	$221,639
Less: Goodwill and other intangible assets	(71,721)	(72,153)	(5,173)
Tangible common equity	$280,657	$279,207	$216,466

Total assets	$3,366,427	$3,346,265	$2,368,525
Less: Goodwill and other intangible assets	(71,721)	(72,153)	(5,173)
Tangible assets	$3,294,706	$3,274,112	$2,363,352

Equity ratio - GAAP (total stockholders'
equity / total assets)	10.47%	10.50%	9.36%
Tangible common equity ratio (tangible
common equity / tangible assets)	8.52%	8.53%	9.16%

About Guaranty Bancorp

Guaranty Bancorp is a $3.4 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; failure or inability to complete mergers or other corporate transactions; failure or inability to realize fully the expected benefits of mergers or other corporate transactions; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; changes in oil and natural gas prices; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	September 30,	December 31,
	2016	2016	2015
	(In thousands)
Assets
Cash and due from banks	$50,111	$163,908	$26,711

Time deposits with banks	254	504	-

Securities available for sale, at fair value	324,228	364,349	255,431
Securities held to maturity	243,979	183,184	148,761
Bank stocks, at cost	22,649	14,558	20,500
Total investments	590,856	562,091	424,692

Loans held for sale	4,129	-	-

Loans, held for investment, net of deferred fees and costs	2,515,009	2,412,999	1,814,536
Less allowance for loan losses	(23,250)	(23,300)	(23,000)
Net loans, held for investment	2,491,759	2,389,699	1,791,536

Premises and equipment, net	67,390	68,779	48,308
Other real estate owned and foreclosed assets	569	637	674
Goodwill	56,404	56,148	-
Other intangible assets, net	15,317	16,005	5,173
Bank owned life insurance	65,538	65,030	48,909
Other assets	24,100	23,464	22,522
Total assets	$3,366,427	$3,346,265	$2,368,525

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$916,632	$857,064	$612,371
Interest-bearing demand and NOW	767,523	802,043	381,834
Money market	484,664	554,447	397,371
Savings	164,478	160,698	151,130
Time	365,787	377,860	259,139
Total deposits	2,699,084	2,752,112	1,801,845

Securities sold under agreement to repurchase and
federal funds purchased	36,948	35,936	26,477
Federal Home Loan Bank term notes	72,477	122,521	95,000
Federal Home Loan Bank line of credit borrowing	124,691	-	185,847
Subordinated debentures	64,981	64,973	25,774
Interest payable and other liabilities	15,868	19,363	11,943
Total liabilities	3,014,049	2,994,905	2,146,886

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	832,098	831,106	712,334
Accumulated deficit	(367,944)	(372,170)	(382,147)
Accumulated other comprehensive loss	(6,726)	(2,936)	(4,805)
Treasury stock	(105,050)	(104,640)	(103,743)
Total stockholders’ equity	352,378	351,360	221,639
Total liabilities and stockholders’ equity	$3,366,427	$3,346,265	$2,368,525

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

	(In thousands, except share and per share data)
Interest income:
Loans, including costs and fees	$27,043	$18,439	$87,249	$70,188
Investment securities:
Taxable	2,171	2,060	7,625	8,325
Tax-exempt	1,224	719	3,683	2,852
Dividends	234	235	1,063	959
Federal funds sold and other	128	1	233	6
Total interest income	30,800	21,454	99,853	82,330
Interest expense:
Deposits	1,560	923	4,859	3,207
Securities sold under agreement to repurchase and
federal funds purchased	21	14	52	45
Borrowings	557	453	2,549	1,285
Subordinated debentures	840	208	2,005	814
Total interest expense	2,978	1,598	9,465	5,351
Net interest income	27,822	19,856	90,388	76,979
Provision (credit) for loan losses	90	(8)	143	96
Net interest income, after provision for loan losses	27,732	19,864	90,245	76,883
Noninterest income:
Deposit service and other fees	3,405	2,259	10,447	8,941
Investment management and trust	1,563	1,225	5,452	5,189
Increase in cash surrender value of life insurance	607	442	2,005	1,758
Gain (loss) on sale of securities	49	132	(73)	132
Gain on sale of SBA loans	401	143	873	824
Other	207	61	553	336
Total noninterest income	6,232	4,262	19,257	17,180
Noninterest expense:
Salaries and employee benefits	12,654	8,643	40,946	33,564
Occupancy expense	1,834	1,498	5,887	6,312
Furniture and equipment	789	801	3,070	3,007
Amortization of intangible assets	689	495	1,557	1,981
Other real estate owned, net	4	16	31	80
Insurance and assessments	496	603	2,314	2,398
Professional fees	914	700	3,639	3,220
Impairment of long-lived assets	185	-	185	122
Other general and administrative	5,672	2,491	15,158	9,655
Total noninterest expense	23,237	15,247	72,787	60,339
Income before income taxes	10,727	8,879	36,715	33,724
Income tax expense	3,306	2,988	11,988	11,270
Net income	$7,421	$5,891	$24,727	$22,454

Earnings per common share–basic:	$0.27	$0.28	$1.06	$1.07
Earnings per common share–diluted:	0.26	0.28	1.05	1.06
Dividend declared per common share:	$0.12	$0.10	$0.46	$0.40

Weighted average common shares outstanding-basic:	27,784,996	21,077,889	23,267,108	21,065,590
Weighted average common shares outstanding-diluted:	28,043,944	21,303,763	23,559,947	21,272,336

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015

	(In thousands)
Assets
Interest earning assets
Loans, net of deferred fees and costs	$2,421,057	$2,010,622	$1,769,010	$2,024,804	$1,655,857
Securities	573,726	424,133	429,971	449,707	441,046
Other earning assets	98,920	38,012	2,115	35,821	2,092
Average earning assets	3,093,703	2,472,767	2,201,096	2,510,332	2,098,995
Other assets	242,440	140,366	126,128	157,703	127,799
Total average assets	$3,336,143	$2,613,133	$2,327,224	$2,668,035	$2,226,794

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$909,523	$707,283	$648,903	$711,678	$642,015
Interest-bearing deposits	1,853,362	1,399,442	1,194,964	1,419,174	1,119,309
Average deposits	2,762,885	2,106,725	1,843,867	2,130,852	1,761,324
Other interest-bearing liabilities	199,962	238,436	246,959	257,294	236,568
Other liabilities	22,045	14,402	14,883	15,415	13,389
Total average liabilities	2,984,892	2,359,563	2,105,709	2,403,561	2,011,281
Average stockholders’ equity	351,251	253,570	221,515	264,474	215,513
Total average liabilities and stockholders’ equity	$3,336,143	$2,613,133	$2,327,224	$2,668,035	$2,226,794